BOOKSo A o MILLION(R)                                              News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737



Contact:     Sandra B. Cochran
             President  and Chief Executive Officer
             (205) 942-3737



             BOOKS-A-MILLION, INC. NAMES NEW CHIEF FINANCIAL OFFICER


     BIRMINGHAM, Ala. (June 5, 2006) - Books-A-Million, Inc. (Nasdaq/NM:BAMM) today announced that Douglas (Doug) Markham has been named its new Chief Financial Officer. In his new role, Mr. Markham will report to Sandra Cochran, President and Chief Executive Officer of Books-A-Million, Inc. Mr. Markham will replace current Chief Financial Officer Richard Wallington as of July 5, 2006.

     Mr. Markham, 50, has over 30 years experience in finance and accounting for some of the nation's top retailers and comes to Books-A-Million from Saks, Inc. In his more than 10 years with Saks, Mr. Markham held the roles of Corporate Controller, Vice President and Controller, and, most recently, Senior Vice President and Controller. Mr. Markham holds an M.B.A. in Finance from Georgia State University and a B.B.A. in Accounting from the University of Texas at El Paso. Mr. Markham is also a registered C.P.A.

     "We are extremely pleased that Doug is joining our management team. He brings a broad base of financial and accounting knowledge as well as extensive retail experience and is well respected among his peers," said Sandra Cochran. "I am confident that Doug's long track record of success and leadership will continue with Books-A-Million."

     Books-A-Million is one of the nation's leading book retailers and sells on the internet at www.booksamillion.com. The Company presently operates 205 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland, Books-A-Million and Joe Muggs Newsstands.

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